NEWS RELEASE
T. ROWE PRICE GROUP DECLARES SPECIAL CASH DIVIDEND

BALTIMORE (June 14, 2021) – T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) announced today that its Board of Directors has declared a special cash dividend of $3.00 per share payable on July 7, 2021 to stockholders of record as of the close of business on June 25, 2021.

William J. Stromberg, the company’s chair and chief executive officer, commented: “This special cash dividend is an efficient return of capital to our stockholders and reflects the healthy cash position on our balance sheet. After the special dividend payment, the company’s balance sheet will remain very strong, with ample liquidity to continue to execute on our business strategy. In addition, we believe that the payment of the special cash dividend will not have a material impact on the company’s ability to meet its ongoing financial needs, continue our outstanding dividend record for the foreseeable future, or maintain a buffer against market volatility.”

ABOUT T. ROWE PRICE

Founded in 1937, Baltimore-based T. Rowe Price Group, Inc. is a global investment management organization with $1.59 trillion in assets under management as of May 31, 2021. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. For more information, visit troweprice.com, Twitter, YouTube, LinkedIn, and Facebook sites.

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CONTACT T. ROWE PRICE,
PUBLIC RELATIONS                        INVESTOR RELATIONS
Robert-Guy Matthews                        Linsley Carruth
410-345-3553                            410-345-3717
robert-guy.matthews@troweprice.com                linsley.carruth@troweprice.com